Exhibit 99.1

Terra Nitrogen Company, L.P. Announces Board Changes

SIOUX CITY, IOWA (May 5, 2009)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) announces that Anne H. Lloyd has been elected to its Board of Directors. Ms. Lloyd will chair TNCLP’s Audit Committee.

Since 1998, Ms. Lloyd, 48, has held senior financial and accounting positions with Martin Marietta Materials, Inc. (MLM), a producer of construction aggregates for highway and other infrastructure projects, and in domestic commercial and residential construction. MLM serves customers from a network of nearly 300 quarries and distribution facilities in 29 U.S. states, Canada, the Bahamas and the Caribbean Islands. Ms. Lloyd has been MLM’s Senior Vice President and Chief Financial Officer since 2005 and was elected Treasurer in 2006. From 1999 to 2005, Ms. Lloyd served as Vice President, Corporate Controller and Chief Accounting Officer of MLM.

From 1984 to 1998, Ms. Lloyd held various positions with Ernst and Young, LLP.

Ms. Lloyd earned a Bachelor of Science in Business Administration from the University of North Carolina in 1982, and is a Certified Public Accountant.

Dennis B. Longmire, 63, retired from TNCLP’s Board on May 4, 2009, after serving as a Director for 12 years.

About TNCLP
Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.

Forward-Looking Statements
Certain statements in this news release may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and TNCLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These include, among others, statements relating to:

•	financial markets,

•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen products and natural gas costs),

•	product mix,

•	the seasonality of demand patterns,

•	weather conditions,

•	environmental and other government regulation, and

•	agricultural regulations.

Terra Nitrogen Company, L.P. ◆ 600 Fourth Street ◆ P.O. Box 6000 ◆ Sioux City, Iowa 51102-6000
www.terraindustries.com ◆ 712/277-1340 ◆ NYSE Ticker: TNH

NEWS from Terra Nitrogen Company, L.P.	May 5, 2009

Additional information as to these factors can be found in TNCLP’s 2008 Annual Report/10-K, in the sections entitled “Business,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the consolidated financial statements.

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Terra Nitrogen Company, L.P. news announcements are also available on Terra Industries’ Web site, www.terraindustries.com.

Terra Nitrogen Company, L.P. ◆ 600 Fourth Street ◆ P.O. Box 6000 w Sioux City, Iowa 51102-6000
www.terraindustries.com ◆ 712/277-1340 ◆ NYSE Ticker: TNH